UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2025

ARMADA HOFFLER PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35908	46-1214914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Central Park Avenue		,	Suite 2100
Virginia Beach	,	Virginia		23462
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code: (757) 366-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AHH	New York Stock Exchange
6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	AHHPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jennifer R. Boykin to the Board of Directors

On February 26, 2025, the Board of Directors (the “Board”) of Armada Hoffler Properties, Inc. (the “Company”) increased the size of the Board from 10 directors to 11 directors and appointed Jennifer R. Boykin as an independent director, effective March 1, 2025, to fill the vacancy created by the increase in the number of directors. Ms. Boykin will serve until the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”) or until her successor is duly elected and qualifies.

The Board affirmatively determined that Ms. Boykin is an independent director within the meaning of the New York Stock Exchange listing standards. Ms. Boykin has not been named to any Board committees at this time.

Ms. Boykin, age 60, is the Executive Vice President, Special Projects for Huntington Ingalls Industries, Inc. (“HII”), a defense provider focused on ship-building and technology, a position she has held since January 2025. Before that, she served in other positions with HII, including as President of HII’s Newport News Shipbuilding division from July 2017 to December 2024. Prior to that, Ms Boykin served in positions of increasing responsibility within Newport News Shipbuilding, including Vice President of Engineering and Design and Vice President of Quality and Process Excellence. She is a member of the Board of Trustees of the Mariners’ Museum and Park and in 2019, she was appointed by the president to serve on the U.S. Merchant Marine Academy’s Board of Visitors. Ms. Boykin received a B.S. in marine engineering from the U.S. Merchant Marine Academy, and an M.S. in engineering management from the George Washington University.

Ms. Boykin’s compensation as a director will be consistent with the compensation policies applicable to the Company’s other non-employee directors. Ms. Boykin also is expected to enter into an indemnification agreement with the Company substantially in the form attached as Exhibit 10.4 to the Company's Annual Report on Form 10‑K, filed on February 27, 2025.

There were no arrangements or understandings between Ms. Boykin and any other persons pursuant to which Ms. Boykin was selected as a director. Neither Ms. Boykin nor any member of her immediate family has or had a direct or indirect interest in any transaction in which the Company or any of its subsidiaries is or was a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

Retirement of A. Russell Kirk as a Member of the Board of Directors

On February 26, 2025, A. Russell Kirk informed the Board of his decision not to stand for re-election as a member of the Board at the 2025 Annual Meeting. Mr. Kirk’s retirement, which will be effective as of the date of the 2025 Annual Meeting, is not the result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Kirk’s decision to not stand for re-election to the Board, on February 26, 2025, the Board approved an automatic reduction of the size of the Board to nine directors upon Mr. Kirk’s retirement from the Board and the expiration of Eva S. Hardy’s term as a director, as discussed further in Item 8.01 of this Current Report on Form 8-K, at the Company’s 2025 Annual Meeting.

Item 7.01 Regulation FD Disclosure.

On March 3, 2025, the Company issued a press release announcing the appointment of Ms. Boykin to the Board. A copy of the press release is attached hereto as Exhibit 99.1 to this report and is incorporated in this Item 7.01 by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 8.01 Other Events.

Subsequent to the Company’s 2024 annual meeting of stockholders, Eva S. Hardy reached the age of 80, and, therefore, pursuant to the Company’s Corporate Governance Guidelines, Ms. Hardy may not stand for re-election to the Board at the 2025 Annual Meeting. Ms. Hardy will continue to serve as a director until the 2025 Annual Meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 3, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMADA HOFFLER PROPERTIES, INC.

Date: March 3, 2025	By:	/s/ Matthew Barnes-Smith
Matthew Barnes-Smith
Chief Financial Officer, Treasurer, and Corporate Secretary